UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 9, 2020

Rite Aid Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-5742	23-1614034
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

30 Hunter Lane, Camp Hill, Pennsylvania 17011

(Address of principal executive offices, including zip code)

(717) 761-2633

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $1.00 par value	RAD	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company      ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.      ☐

Item 8.01. Other Events.

On July 10, 2020, Rite Aid Corporation (the “Company”) announced the early results of its previously announced exchange offer (the “Exchange Offer”) and consent solicitation (the “Consent Solicitation”), relating to the Company’s 6.125% Senior Notes due 2023 (the “Old Notes”). As more fully set forth in the press release announcing the early results and increase in the Maximum Amount (as defined below) and Exchange Consideration (as defined below) of the Exchange Offer and related Consent Solicitation, attached hereto as Exhibit 99.1, approximately 91.31% of the Old Notes were tendered prior to 5:00 p.m., New York City time, on July 9, 2020 (such date and time, the “Early Deadline”), and the requisite consents were received to adopt the proposed amendments (the “Proposed Amendments”). As a result, the Company, the guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A. have executed a supplemental indenture to the Old Notes Indenture to effect the Proposed Amendments. As further noted in the offering memorandum and consent solicitation statement dated June 25, 2020, as supplemented on July 10, 2020 (the “Supplement” and, as supplemented, the “Offering Memorandum”), withdrawal and consent revocation rights have expired with respect to the Exchange Offer and Consent Solicitation. The Company will accept for purchase all of the Old Notes that were validly tendered (and not validly withdrawn) before the Early Deadline.

In addition, the Company announced that it has (i) increased the maximum amount of Old Notes that may be accepted for exchange (the “Maximum Amount”) from $750 million to $1.125 billion and (ii) increased the “Exchange Consideration” for Old Notes validly tendered after the Early Deadline from $760 in principal amount of newly issued 8.000% Senior Secured Notes due 2026 (the “New Notes”) and $184 in cash per $1,000 principal amount of Old Notes to $800 principal amount of New Notes and $191.50 in cash per $1,000 principal amount of Old Notes. The consideration for Old Notes tendered after the Early Deadline is the same as that for Old Notes tendered by the Early Deadline other than it does not include the consent payment of $2.50 in cash. All other terms and conditions to the Exchange Offer remain unchanged, including Old Notes tendered for exchange before the Early Deadline will be accepted in priority to Old Notes tendered after the Early Deadline.

Neither the press release filed herewith nor this Current Report on Form 8-K constitutes an offer to sell or purchase, or a solicitation of an offer to sell or purchase, or the solicitation of tenders or consents with respect to, any security. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such an offer, solicitation or sale would be unlawful.

The Exchange Offer and the issuance of the New Notes have not been and will not be registered with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) or any other securities laws, and, unless so registered, the New Notes may not be offered, sold, pledged or otherwise transferred within the United States or to or for the account of any U.S. person, except pursuant to an exemption from the registration requirements thereof. Accordingly, the New Notes are being offered and will be issued only to holders that are (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (ii) persons outside the United States, that are not “U.S. persons” in compliance with Regulation S under the Securities Act and that are not acquiring the New Notes for the account or benefit of a U.S. person. Non-U.S. persons may also be subject to additional eligibility criteria. We refer to the holders of Old Notes who have certified to us that they are eligible to participate in the Exchange Offer pursuant to at least one of the foregoing conditions as “Eligible Holders.” The ability of an Eligible Holder to participate in the Exchange Offer and Consent Solicitation also may be further limited, as set forth under “Notice to Investors” in the offering memorandum and consent solicitation statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press Release, dated July 10, 2020.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: July 10, 2020	By:	/s/ Matthew Schroeder
	Name:	Matthew Schroeder
	Title:	Chief Financial Officer